Exhibit 99.1

ITW Reports Second Quarter 2015 Financial Results

•	Diluted EPS of $1.30, up 7 percent

•	Record operating margin of 21.3 percent, up 80 basis points; Enterprise Initiatives contributed 100 basis points

•	Company raises full-year guidance to $5.07 to $5.23 per share, up 10 percent at the midpoint

GLENVIEW, Ill., July 22, 2015 (GLOBE NEWSWIRE) -- Illinois Tool Works Inc. (NYSE:ITW) today reported second quarter 2015 diluted earnings per share (EPS) from continuing operations of $1.30, a 7 percent increase compared to the year-ago period. Excluding the $(0.12) impact of currency translation, EPS would have been up 17%. Organic revenue growth was up slightly in the quarter as continued strong organic growth performance in our Automotive OEM and Food Equipment segments along with improving demand trends in our Construction Products business were offset by the impact of the soft capital spending environment on our Welding and Test & Measurement and Electronics segments. In addition, the implementation of the company’s ongoing product line simplification (PLS) initiative reduced enterprise-level organic revenue growth by 1 percentage point in the quarter.

"ITW continues to execute very well in the face of an external operating environment that remains challenging on a number of levels. In the second quarter, the company delivered solid EPS growth with record operating margin of 21.3 percent and after-tax return on invested capital above 20 percent," said E. Scott Santi, chairman and chief executive officer. "Consistent with our strategy and despite the challenging near-term macro environment, we continue to focus on and invest in executing the steps necessary to position the company to deliver solid above-market organic growth. As we transition into the back-half of our current five-year Enterprise Strategy, we remain firmly on track to achieve our 2017 and beyond organic growth target of 200 basis points or more above global GDP."

Second quarter 2015 enterprise highlights*

•
Organic revenue was up slightly for the total company. Growth was positive for both North America and International, with Europe up 2 percent. As expected, the ongoing PLS activities associated with the portfolio management component of ITW's Enterprise Strategy reduced organic revenue growth by approximately 1 percentage point. Total revenues of $3.4 billion were down 8 percent due to the impact of foreign currency translation.

•	Operating margin increased 80 basis points to a record 21.3 percent. Enterprise Initiatives contributed 100 basis points.

•	After-tax return on invested capital also improved 80 basis points to 20.3 percent.

Second quarter 2015 segment performance*

•	Construction Products organic revenue increased 6 percent in the quarter driven by 15 percent growth in North America. Operating margin was up 170 basis points to 19.9 percent.

•
Automotive OEM organic revenue growth of 6 percent outpaced flat second quarter worldwide auto builds. Organic revenue increased 10 percent in Europe, 5 percent in North America and 8 percent in China. Operating margin of 24.5 percent was up 80 basis points.

•	Food Equipment organic revenue increased 4 percent, due largely to 9 percent growth in North American equipment sales. Operating margin of 22.0 percent was an increase of 250 basis points.

•
Welding organic revenue declined by 6 percent while Test & Measurement and Electronics fell 5 percent (Test & Measurement platform down 7 percent) due to the soft capital spending environment and oil and gas end markets.

Guidance
The company is raising its 2015 full-year EPS guidance by $0.05 at the midpoint to reflect second quarter results and current exchange rates. The updated EPS range is $5.07 to $5.23, an increase of 10 percent at the $5.15 midpoint. Excluding the negative currency impact, full-year EPS would be up 18 percent at the midpoint. Organic revenue growth for the year is projected to be approximately 1 percent, which includes 1 percentage point of impact from PLS. Operating margin is projected to exceed 21 percent, an increase of more than 100 basis points year-over-year, largely driven by Enterprise Initiatives. The company expects this strong margin performance to offset modestly lower revenue expectations through the balance of the year. For the third quarter 2015, the company is expecting EPS to be in a range of $1.32 to $1.40 and operating margin to be approximately 22 percent. Third quarter organic revenue is forecast to be flat to up 1 percent.

*All comparisons are to the prior year period.

Forward-looking statement
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding organic and total revenue growth, impact of foreign currency translation, operating margins and diluted income per share from continuing operations. These statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-K for 2014 and Form 10-Q for the first quarter 2015. The attached tables include a calculation of ROIC, a non-GAAP measure.

About ITW
ITW is a Fortune 200 global diversified industrial manufacturer of value added consumables and specialty equipment with related service businesses. The Company focuses on solid growth, improving profitability and strong returns across its worldwide platforms and divisions. These divisions serve customers and markets around the globe, with a significant presence in developed as well as emerging markets. ITW's revenues totaled $14.5 billion in 2014.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
In millions except per share amounts	June 30,		June 30,
	2015	2014	2015	2014
Operating Revenues	$3,434	$3,719	$6,776	$7,288
Cost of revenues	2,024	2,219	3,994	4,377
Selling, administrative, and research and development expenses	622	677	1,238	1,359
Amortization of intangible assets	58	60	117	122
Operating Income	730	763	1,427	1,430
Interest expense	(55)	(64)	(109)	(128)
Other income (expense)	21	7	42	16
Income from Continuing Operations Before Income Taxes	696	706	1,360	1,318
Income Taxes	216	212	422	396
Income from Continuing Operations	480	494	938	922
Income from Discontinued Operations	—	998	—	1,043
Net Income	$480	$1,492	$938	$1,965

Income Per Share from Continuing Operations:
Basic	$1.31	$1.22	$2.53	$2.23
Diluted	$1.30	$1.21	$2.51	$2.22
Income Per Share from Discontinued Operations:
Basic	$—	$2.47	$—	$2.52
Diluted	$—	$2.45	$—	$2.50
Net Income Per Share:
Basic	$1.31	$3.69	$2.53	$4.76
Diluted	$1.30	$3.66	$2.51	$4.72

Shares of Common Stock Outstanding During the Period:
Average	366.2	404.7	371.4	413.3
Average assuming dilution	368.4	407.6	373.8	416.3

FREE OPERATING CASH FLOW (UNAUDITED)

	Three Months Ended		Six Months Ended
In millions	June 30,		June 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$448	$573	$890	$887
Less: Additions to plant and equipment	(64)	(78)	(147)	(146)
Free operating cash flow	$384	$495	$743	$741

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	June 30, 2015	December 31, 2014
Assets
Current Assets:
Cash and equivalents	$2,858	$3,990
Trade receivables	2,412	2,293
Inventories	1,191	1,180
Deferred income taxes	185	212
Prepaid expenses and other current assets	387	401
Total current assets	7,033	8,076

Net plant and equipment	1,636	1,686
Goodwill	4,543	4,667
Intangible assets	1,679	1,799
Deferred income taxes	298	301
Other assets	1,159	1,149
	$16,348	$17,678

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$819	$1,476
Accounts payable	533	512
Accrued expenses	1,147	1,287
Cash dividends payable	178	186
Income taxes payable	61	64
Deferred income taxes	8	8
Total current liabilities	2,746	3,533

Noncurrent Liabilities:
Long-term debt	6,994	5,981
Deferred income taxes	363	338
Other liabilities	939	1,002
Total noncurrent liabilities	8,296	7,321

Stockholders’ Equity:
Common stock	6	6
Additional paid-in-capital	1,113	1,096
Income reinvested in the business	17,755	17,173
Common stock held in treasury	(12,526)	(10,798)
Accumulated other comprehensive income	(1,046)	(658)
Noncontrolling interest	4	5
Total stockholders’ equity	5,306	6,824
	$16,348	$17,678

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
ADJUSTED RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended		Six Months Ended
Dollars in millions	June 30,		June 30,
	2015	2014	2015	2014
Operating income	$730	$763	$1,427	$1,430
Tax rate	31.0%	30.0%	31.0%	30.0%
Income taxes	(226)	(229)	(443)	(429)
Operating income after taxes	$504	$534	$984	$1,001

Invested capital:
Trade receivables	$2,412	$2,598	$2,412	$2,598
Inventories	1,191	1,305	1,191	1,305
Net plant and equipment	1,636	1,700	1,636	1,700
Goodwill and intangible assets	6,222	6,780	6,222	6,780
Accounts payable and accrued expenses	(1,680)	(1,961)	(1,680)	(1,961)
Other, net	480	(69)	480	(69)
Total invested capital	$10,261	$10,353	$10,261	$10,353

Average invested capital	$10,062	$11,504	$10,138	$11,815
Adjustment for Wilsonart (formerly the Decorative Surfaces segment)	(120)	(157)	(127)	(159)
Adjustment for Industrial Packaging	—	(409)	—	(771)
Adjusted average invested capital	$9,942	$10,938	$10,011	$10,885
Annualized adjusted return on average invested capital	20.3%	19.5%	19.7%	18.4%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

For the Three Months Ended June 30, 2015				% F(U) vs. prior year
(Dollars in millions)	Total Revenue	Operating Income	Operating Margin	Total Revenue	Organic Revenue	Operating Margin
Automotive OEM	$649	$159	24.5%	(3.4)%	6.0%	0.8%
Test & Measurement and Electronics	496	79	16.1%	(11.0)%	(4.9)%	0.9%
Food Equipment	518	114	22.0%	(3.6)%	4.2%	2.5%
Polymers & Fluids	446	94	20.9%	(11.9)%	(1.6)%	1.3%
Welding	426	111	26.1%	(9.4)%	(6.0)%	(0.2)%
Construction Products	419	84	19.9%	(5.7)%	5.8%	1.7%
Specialty Products	486	115	23.5%	(9.9)%	(3.4)%	(0.7)%
Intersegment	(6)	—	—%	—%	—%	—%
Total Segments	3,434	756	22.0%	(7.6)%	0.2%	1.0%
Unallocated	—	(26)	—%	—%	—%	—%
Total Company	$3,434	$730	21.3%	(7.6)%	0.2%	0.8%

For the Six Months Ended June 30, 2015				% F(U) vs. prior year
(Dollars in millions)	Total Revenue	Operating Income	Operating Margin	Total Revenue	Organic Revenue	Operating Margin
Automotive OEM	$1,302	$322	24.8%	(2.7)%	6.3%	1.3%
Test & Measurement and Electronics	979	150	15.4%	(9.0)%	(3.0)%	1.6%
Food Equipment	1,013	226	22.3%	(3.4)%	4.1%	3.2%
Polymers & Fluids	887	182	20.5%	(10.0)%	(1.0)%	2.4%
Welding	859	228	26.5%	(8.0)%	(4.6)%	0.5%
Construction Products	800	147	18.3%	(7.0)%	4.2%	1.8%
Specialty Products	948	219	23.1%	(10.6)%	(4.5)%	0.5%
Intersegment	(12)	—	—%	—%	—%	—%
Total Segments	6,776	1,474	21.7%	(7.0)%	0.4%	1.6%
Unallocated	—	(47)	—%	—%	—%	—%
Total Company	$6,776	$1,427	21.1%	(7.0)%	0.4%	1.5%